Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 25, 2020 relating to the financial statements of Cantel Medical Corp. and the effectiveness of Cantel Medical Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cantel Medical Corp. for the year ended July 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 23, 2021